EXHIBIT 10.22
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (this “Amendment”) is entered into between Doral Financial Corporation, a Puerto Rico corporation (the “Company”), and Robert E. Wahlman (the “Executive”) under the following circumstances.
          WHEREAS, the Company and the Executive entered into an Employment Agreement on March 16, 2009 (the “Employment Agreement”); and
          WHEREAS, the Company and the Executive have agreed to amend certain terms of the Employment Agreement by entering into this Amendment;
          NOW THEREFORE, the Executive agrees with the Company, in consideration for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, to amend the Employment Agreement as follows, effective as of the date this Amendment is executed as written below:
     1. The Executive’s principal work location as set forth in Section 2(b) of the Employment Agreement is amended to read as follows: The Executive’s principal work location, subject to travel on Company business, shall be the Company’s headquarters.
     2. The Executive’s cost of housing, as set forth in Section 3(d) of the Employment Agreement is amended to read as follows: Upon the Commencement Date, the Company shall reimburse the Executive for cost of housing in the amount of $3,000 per month.
     3. Except as is provided in this Amendment, the Employment Agreement, as amended, shall remain unchanged and continue in full force and effect.
     4. This Amendment shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 10th day of August, 2011.

DORAL FINANCIAL CORPORATION

By: Name:	/s/ Glen R. Wakeman Glen R. Wakeman
Title:	Chief Executive Officer

ROBERT WAHLMAN

By:	/s/ Robert Wahlman